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                                                                     EXHIBIT 9.3


                                     PROXY

I, the undersigned being a shareholder of XACCT Technologies (1997) Ltd. ("the Company") hereby appoint Richard H. Van Hoesen as my agent and proxy to:

(i) vote on my behalf all my shares in the Company.

(ii) receive on my behalf all notices relating to the Company including without derogation from the generality of the above any notices of any shareholders meeting (general, ordinary or extraordinary), first refusal rights, first offer rights, preemptive rights or any other rights under the Articles of Association or any agreement. For as long as this Proxy is effective, a notice received by Richard H. Van Hoesen shall be deemed received by the undersigned.

Notwithstanding the foregoing Richard H. Van Hoesen shall be obligated to inform the undersigned of any event that is material and significant to the Company.

I hereby instruct the Company to act according to this Proxy as detailed above and hereby declare that any right I may have as a holder of the Company's shares may be exercised only by Richard H. Van Hoesen.

This Proxy shall be irrevocable until any other decision by the undersigned.


                                        Date:   March     , 2000


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By: